FOR IMMEDIATE RELEASE	CONTACT: Tiffany B. Kice
February 28, 2011	Executive Vice President
12:00 p.m. Central Time	Chief Financial Officer
(972) 258-4525

Richard T. Huston, Executive Vice President, Marketing and Entertainment
of CEC Entertainment, Inc. Announces Intention to Retire

IRVING, TX – February 28, 2011 – Richard T. Huston, CEC Entertainment, Inc. Executive Vice President, Marketing and Entertainment,  has announced his intention to retire from the Company later this year once a successor has been named and fully transitioned into the position.  In conjunction with his retirement from the Company, Mr. Huston announced that he intends to serve out his current term on the Company’s Board of Directors and will not stand for reelection at the Company’s 2011 Annual Shareholders meeting.

Mr. Huston has served as Executive Vice President of Marketing and Entertainment of the Company since November 2006 and prior to that time, he served as Executive Vice President of Marketing from July 1986 to October 2006.  He joined the Company in 1985 and has served as a member of the Board of Directors of the Company since 1999.

 “Dick has been an important leader at Chuck E. Cheese’s for over 25 years. It is evident to everybody who works with Dick that his character and integrity are beyond reproach and his marketing and entertainment expertise has been an integral part of developing the Chuck E. Cheese’s brand in the United States and around the world,” said Michael H. Magusiak, President and Chief Executive Officer of CEC Entertainment. “Throughout Chuck E. Cheese’s history, Dick expertly guided our marketing, advertising and concept evolution, including devising strategies that helped fuel the growth and recognition of one of America’s favorite characters and most respected brands – Chuck E. Cheese’s.  We are indebted to Dick for his many contributions, and wish him nothing but the very best for the future.”

Richard M. Frank, Executive Chairman of the Company added, “Dick was the first officer I hired at the Company back in 1985 and not only has he served our Company with the highest level of leadership, professionalism, commitment and integrity, he is one of the best individuals I’ve had the privilege of knowing.  Dick has built an exceptional group of marketing and advertising professionals and leaves behind a team embedded with the legacy of his passion for the Chuck E. Cheese’s brand.  We greatly appreciate his contributions to the Company, and are confident our marketing team will continue to represent the core values of the Chuck E. Cheese’s brand – just as Dick has done over the last 25 years.”

Mr. Huston stated, “Over the past 25 years at CEC, I’ve been privileged to have worked with many incredibly talented people.  I’m proud to have been part of the team that has built Chuck E. Cheese’s into the iconic national brand that it is.  Chuck E. Cheese’s is truly the family destination Where a Kid can be a Kid.”

About CEC Entertainment, Inc.:
For more than 30 years, CEC Entertainment has served as the nationally recognized leader in family dining and entertainment and the place Where a Kid can be a Kid®. The Company and its franchisees operate a system of 553 Chuck E. Cheese’s stores located in 48 states and seven foreign countries or territories.  Currently, 507 locations in the United States and Canada are owned and operated by the Company.  CEC Entertainment, Inc. and its franchises have the common goal of creating lifelong memories for families through fun, food and play. Each Chuck E. Cheese’s features musical and comic robotic entertainment, games, rides and play areas as well as a variety of dining options including pizza, sandwiches, a salad bar and desserts. Committed to providing a fun, safe environment, Chuck E. Cheese’s helps protect families through industry-leading programs such as  Kid Check®.

Chuck E. Cheese’s aims to promote positive, lifelong memories inside and outside of its stores. In addition to providing a fun entertainment experience for millions of families across the world, Chuck E. Cheese’s has donated more than $6 million to schools and non-profit institutions through its fundraising programs. For more information, see the company's website at www.chuckecheese.com.